As filed with the Securities and Exchange Commission on May 6, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLACK HILLS CORPORATION

(Exact name of registrant as specified in its charter)

South Dakota	46-0458824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

625 Ninth Street

Rapid City, South Dakota 57701

(605) 721-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven J. Helmers, Esq.

Senior Vice President and General Counsel

625 Ninth Street

Rapid City, South Dakota 57701

(605) 721-2303

(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:

Robert J. Melgaard, Esq. Mark D. Berman, Esq. Conner & Winters, LLP 4000 One Williams Center Tulsa, Oklahoma 74172 (918) 586-5711 (918) 586-8548 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ X ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $1.00	500,000	$38.89	$19,445,000	$764.19

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Calculated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on April 30, 2008.

PROSPECTUS

BLACK HILLS CORPORATION

Dividend Reinvestment and Direct Stock Purchase Plan

CUSIP 092113 10 9

Our Dividend Reinvestment and Direct Stock Purchase Plan (the Plan) provides you an economical and convenient method of purchasing our Common Stock and reinvesting cash dividends in shares of our Common Stock. Current holders of record of our Common Stock can purchase additional shares of our Common Stock by reinvesting all or a portion of their cash dividends and/or making optional cash investments. Persons who are not already shareholders can purchase Common Stock through the Plan by making an initial investment of at least $250 or authorizing automatic monthly withdrawals from a bank account of at least $25 per month for a minimum of ten consecutive months.

The Plan allows you to:

•	elect to have cash dividends paid on all or a percentage of your shares automatically reinvested in additional shares of our Common Stock;
•	purchase our Common Stock through cash investments made by check or automatic monthly withdrawals from a checking or savings account;
•	deposit all or a portion of your Common Stock certificates for credit to your Plan account;
•	purchase shares for the account of another person;
•	transfer shares to the existing account of another participant or to a newly-created account of a person not participating in the Plan;
•	sell shares held in the Plan and obtain certificates for shares held in the Plan; and
•	execute certain transactions by telephone or on-line.

The Administrator of the Plan is Wells Fargo Bank, N.A. Cash dividends and cash investments will be used to purchase shares of our Common Stock which, at our option, will be either newly issued or purchased, by the Bank, on behalf of Plan participants in the open market. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently shareholders are offered through Wells Fargo Investments, LLC.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BKH.” The price of newly issued shares of Common Stock will be the average of the high and low sale prices of our Common Stock, as reported on the New York Stock Exchange Composite Tape, on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next trading day the New York Stock Exchange is open. The price of shares purchased in the open market will be the weighted average price at which the Bank acquires the shares plus a brokerage commission and other fees.

This prospectus relates to 500,000 shares of our Common Stock registered for purchase under the Plan. It is suggested that this prospectus be retained for future reference.

There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2008.

TABLE OF CONTENTS

	Page #		Page #

About this Prospectus	3	When are Shares Purchased	12
Summary of the Plan	3	Direct Registration	13
Forward – Looking Statements	4	How to Withdraw from the Plan	13
Black Hills Corporation	4	Withdrawal of Certificates	14
Use of Proceeds	6	Share Transfers and Gifts	14
Description of the Plan	6	Sale of Shares	15
Purpose	6	Account Access	15
Advantages	6	Stock Dividends, Splits and Rights Offerings	16
Disadvantages	7	Federal Income Tax Consequences	17
Administration	7	Foreign Shareholders	17
Eligibility for Participation	8	Voting of Shares	17
Account Forms	8	Safekeeping Services	17
Enrollment	8	Fees and Expenses	18
When to Join the Plan	9	Fee Disclosure Table	18
Dividend Reinvestment	9	Interpretation and Regulation	19
Optional Cash Investments	10	Modification and Discontinuation of Plan	19
Changing Your Investment Options	11	Experts	20
Source of Shares Offered	11	Legal Opinions	20
Number of Shares to be Purchased	12	Where You Can Find More Information	20
Price of Shares	12

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the documents incorporated by reference in this prospectus is only accurate as of the date of those documents. Our business, financial condition and results of operations may have changed since those dates.

Unless the context otherwise requires, references in this prospectus to “Black Hills,” “we,” “us” and “our” refer to Black Hills Corporation and all of its subsidiaries collectively.

ABOUT THIS PROSPECTUS

This prospectus replaces and supersedes our earlier Dividend Reinvestment and Stock Purchase Plan prospectus, dated June 2, 2004.

Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, please keep this prospectus with your permanent investment records, since it contains important information about the Plan.

All current participants in our Plan will automatically continue in the Plan. This prospectus does not change any of the plan features or costs of participating in the Plan. If you do not wish to continue participation in the Plan, you should contact the Plan Administrator.

The Plan does not represent a change in our dividend policy, which will continue to depend on future earnings, financial requirements and other factors. The payment of dividends is at the discretion of our board of directors, which may change the amount and timing of dividends at any time without notice.

SUMMARY OF THE PLAN

The following summary description of the Plan is qualified by reference to the full text of the Plan which appears in this prospectus.

Dividend Reinvestment. You may elect to reinvest cash dividends on all, some or none of your shares of Common Stock. The Plan Administrator will use the cash dividends, from the shares that you elect reinvestment, to purchase shares of Common Stock that will be added to your Plan account (see Question 11). We will pay cash dividends to you by check or direct deposit on shares that you do not select reinvestment.

Optional Cash Investments. After enrolling in the Plan, you may purchase shares of our Common Stock through the Plan in any amount from a minimum of $25 per investment to a maximum of $15,000 per month. You may make optional cash investments by authorizing automatic monthly withdrawals from your bank account or by sending a check to the Plan Administrator at any time (see Question 12).

Initial Investment. If you are not already a shareholder of record, you may purchase Common Stock through an initial investment of at least $250 or authorize automatic monthly withdrawals from your bank account of at least $25 for a minimum of ten consecutive months (see Questions 8 and 12).

Enrollment. To enroll in the Plan, you must complete and sign an Account Authorization Form and return it to the Plan Administrator or establish online access and enroll over the internet (see Question 7).

Price of Shares Purchased Under the Plan. The price of shares of Common Stock purchased under the Plan will depend on whether the shares are purchased directly from us or on the open market. If the shares are purchased on the open market, the price will be the weighted average price at which the Plan Administrator acquires the shares plus a brokerage commission and other fees. If the shares are purchased directly from us, the price of the shares will be the average of the high and low sale prices on the applicable investment date (see Question 16).

Frequency of Purchases for Dividend Reinvestment. The Plan Administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date (see Question 17).

Frequency of Purchases for Optional Cash Investments. The Plan Administrator expects to invest initial and optional cash investments on Wednesday of each week or, if Wednesday is not a trading day, the next trading day following Wednesday (see Question 17).

Certificate Issuance. You may receive stock certificates for any whole shares held in your Plan account without charge at any time upon request (see Question 21).

Share Transfers and Gifts. You can transfer shares from your Plan account to another person and/or purchase shares for others as a gift (see Questions 22 and 23).

Selling Shares. You may request the Plan Administrator to sell some or all of the shares held in your Plan account. You will be charged certain transaction costs such as a service fee and broker’s commission (see Questions 24 and 25).

Safekeeping. You may deposit Common Stock certificates with the Plan Administrator for safekeeping (see Question 33).

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements. These statements are intended as “forward-looking statements.” All statements in this document that are not statements of historical fact are forward-looking statements. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “anticipate,” “estimate,” “intend,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” “expect” or similar terms or expressions.

Forward-looking statements are based upon assumptions, expectations, projections, intentions and beliefs as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements included herein. The reasons for this include the risks, uncertainties and factors described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in any other documents incorporated by reference into this prospectus.

Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement or statements to reflect events or circumstances that occur or arise after the date on which a forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

BLACK HILLS CORPORATION

We are a diversified energy company. Our predecessor company, Black Hills Power and Light Company was incorporated and began providing electric utility service in 1941 and began selling and marketing various forms of energy on an unregulated basis in 1956. We operate principally in the United States with two major business groups: utilities and non-regulated energy.

In 2007, our utilities group conducted business in two segments: electric utility and combination electric and gas utility. Our utilities group consists of our regulated electric utility, Black Hills Power, Inc., as well as our regulated combination electric and gas utility, Cheyenne Light, Fuel and Power Company, or Cheyenne Light.

Black Hills Power is engaged in the generation, transmission and distribution of electricity to approximately 65,100 customers in an approximately 9,300 square mile service territory in western South Dakota, northeastern Wyoming and southeastern Montana. Black Hills Power also sells electric energy and capacity on a wholesale, or “off-system,” basis. Black Hills Power’s transmission system consists of approximately 447 miles of high-voltage transmission of greater than 69 kilovolts, and 420 miles of lower voltage transmission. In addition, Black Hills Power jointly owns another 47 miles of high voltage lines with Basin Electric Cooperative.

Cheyenne Light serves approximately 39,400 electric customers in Cheyenne, Wyoming and vicinity, and serves approximately 33,000 natural gas customers in the City of Cheyenne and Laramie County, Wyoming.

Our non-regulated energy group, which operates through our subsidiary Black Hills Energy and its subsidiaries, conducts business in four segments:

•

Oil and Gas. Black Hills Exploration and Production, Inc., or BHEP, and its subsidiaries acquire and develop natural gas and crude oil properties and produce natural gas and crude oil, primarily in the Rocky Mountain region of the United States.

•

Power Generation. Black Hills Generation, Inc., and its subsidiaries and Black Hills Wyoming, Inc., produce and sell electric capacity and energy through a diversified portfolio of generating plants in the Rocky Mountain and Western regions of the United States.

•	Coal Mining. Wyodak Resources Development Corporation mines and sells coal at our coal mine located near Gillette, Wyoming.

•	Energy Marketing. Enserco Energy, Inc. is engaged in the marketing of natural gas and crude oil, primarily in the Western and Mid-continent regions of the United States and in Canada.

Our oil and gas segment, which operates through BHEP and its subsidiaries, acquires, explores, develops and produces natural gas and crude oil. As of December 31, 2007, we held operated interests in oil and gas properties totaling approximately 628 gross and 572 net wells located in the San Juan Basin of New Mexico and Colorado, the Powder River and Big Horn Basins of Wyoming, the Piceance Basin of Colorado, and the Nebraska section of the Denver Julesberg Basin. In our San Juan and Piceance Basin operations, we also own and operate natural gas gathering pipeline systems along with associated gas compression and treating facilities. As of December 31, 2007, we also held non-operated interests in oil and natural gas properties totaling approximately 608 gross and 78 net wells located in California, Colorado, Louisiana, Montana, North Dakota, Oklahoma, Texas and Wyoming.

We also own a 44.7% non-operated interest in the Newcastle gas processing plant and associated gathering system located in Weston County, Wyoming. The Newcastle plant is adjacent to our producing properties in that area and our production accounts for the majority of the throughput at the Newcastle plant. The Newcastle plant is operated by Anadarko, Inc.

Our power generation segment acquires, develops and operates unregulated power plants. We currently hold varying interests in independent power plants in Colorado, Nevada, Wyoming, California and Idaho with a total net ownership of 978 megawatts as of December 31, 2007. We also hold minority interests in several power-related funds with a net ownership interest of 11 megawatts.

Our coal mining segment, which operates through our Wyodak Resources Development Corp. subsidiary, mines and processes low-sulfur, sub-bituminous coal at our Wyodak coal mine located in the Powder River Basin near Gillette, Wyoming.

We market natural gas and crude oil in specific regions of the United States and Canada through our energy marketing segment. Our energy marketing operations are headquartered in Golden, Colorado, with a satellite sales office in Calgary, Alberta, Canada. We offer physical and financial wholesale energy marketing and offer storage and transportation services as well as price risk management products and services to a variety of customers, including natural gas distribution companies, municipalities, industrial users, oil and gas producers, electric utilities, other energy marketers and retail gas users.

We are a South Dakota corporation. Our common stock is listed on the New York Stock Exchange under the symbol “BKH.” Our principal and executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is (605) 721-1700. Our Internet address is www.blackhillscorp.com. Information on our website does not constitute part of this prospectus.

USE OF PROCEEDS

We have no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the price at which such shares will be sold. We will receive no proceeds from open market purchases of Common Stock under the Plan. We expect to use the proceeds from the sale of newly issued shares of Common Stock pursuant to the Plan for corporate development or general corporate purposes, which may include the repayment of short-term borrowings incurred for such purposes.

DESCRIPTION OF THE PLAN

The following question and answer statements constitute the full provisions of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of the Company.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with an economical and convenient method of automatically investing all or a portion of their cash dividends and/or making optional cash investments to purchase shares of our Common Stock. When we direct the Plan Administrator to purchase Common Stock directly from us, the Plan provides us with a cost-efficient way to raise additional capital.

Advantages

2.	What are some of the advantages of participating in the Plan?

•	You have an economical and convenient method of automatically investing all or a portion of your cash dividends and/or making optional cash investments to purchase shares of our Common Stock.
•	You may deposit all of your certificates of Common Stock with the Plan Administrator for safekeeping and credit to your Plan account.
•

The price of shares of newly issued Common Stock purchased with reinvested dividends or optional cash payments will be 100 percent of the average market price, determined as set forth in the answer to Question 16.

•	You pay no commission on shares purchased when newly issued shares are purchased under the Plan.
•	Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account.

•

Since the Plan Administrator holds shares in your account in book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. You may receive stock certificates without charge at any time, upon request.

•	Regular statements of account provide simplified record keeping.
•	You can execute certain transactions over the telephone or online.

Disadvantages

3.	What are some of the disadvantages of participating in the Plan?

•

You will not be able to precisely time your purchases through the Plan and will bear the market risk associated with the fluctuations in the price of the Common Stock pending the investment of funds under the Plan (see Question 17).

•

You will not be able to precisely time your sales of shares through the Plan and will bear the market risk associated with the fluctuations in the price of the Common Stock pending the sale of shares under the Plan (see Question 24).

•	You will not earn interest on funds held by the Plan Administrator pending their investment (see Question 17).
•	You may not pledge the shares credited to your Plan account until you withdraw the shares from the Plan.
•	Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or any other entity.

Administration

4.	Who administers the Plan?

Wells Fargo Bank, N.A. (the “Plan Administrator”) administers the Plan. The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing requests for certificates, and issuing account statements. You can obtain information about the Plan, the Plan Administrator or your Plan account by contacting the Plan Administrator online, by telephone or in writing.

The Plan Administrator is also responsible for purchasing and selling shares of Common Stock for participants’ Plan accounts, including the selection of the broker/dealer through which Plan purchases and sales are made. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker/dealer used by the Plan Administrator to effect open market transactions.

If Wells Fargo Bank, N.A. ceases to serve as Plan Administrator, we will designate its successor.

General Shareowner Information

Plan Requests should be mailed to:

Wells Fargo Shareowner Services

PO Box 64856

St. Paul, MN 55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075-1139

General Information:

Fax: 1-651-450-4085

Tel: 1-800-468-9716

Tel: 1-651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Time, Monday through Friday.

Internet addresses:

General Inquiries: www.wellsfargo.com/shareownerservices

Account Information: www.shareowneronline.com

When communicating with the Plan Administrator about an existing account, you should provide your account number and a daytime telephone number. Be sure to also refer to “Black Hills Corporation.”

Eligibility for Participation

5.	Who is eligible to participate in the Plan?

Any interested investor, whether or not an existing shareholder of record of our Common Stock, is eligible to participate in the Plan.

Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

Account Forms

6.	What forms do I use to enroll in the Plan, request certain transactions or make changes to my Plan account?

You should obtain the proper form as described below and return it to the Plan Administrator. You may obtain these account forms by contacting the Plan Administrator by telephone, or downloading the forms online (see Question 4).

Account Authorization Form. An Account Authorization Form is used to enroll in the Plan, change address of record, select or change a dividend reinvestment option and, if you choose, authorize, change or terminate your automatic monthly withdrawals and/or authorize automated account access.

Transaction Request Form. A Transaction Request Form is used to establish, change or terminate automatic monthly withdrawals, make optional cash investments, sell Plan shares, deposit share certificates, request certificates for Plan shares and terminate participation in the Plan. A Transaction Request Form is attached to each account statement mailed to participants.

You can conduct certain transactions by telephone and online without using these account forms (see Questions 26 and 27).

Enrollment

7.	How do I enroll in the Plan?

You may enroll in the Plan online or by completing an Account Authorization Form and returning it to the Plan Administrator.

Online. You can enroll online at www.shareowneronline.com. At the time of establishing online account access, you will be required to provide certain information such as: social security number(s), account number(s), company name (Black Hills Corporation) and email address in order to complete the enrollment process. After establishing online account access, you will be able to view your account online and conduct certain transactions online (see Questions 27 and 28).

Mail. You can also enroll by completing an Account Authorization Form and returning it to the Plan Administrator at the address set forth in Question 4. You can obtain an Account Authorization Form at any time by going online or by contacting the Plan Administrator at the address or telephone number stated in Question 4.

In addition to the enrollment procedures described above, interested investors who are not already shareholders of record must make an initial investment as set forth in Question 8.

8.	Are there any additional enrollment requirements for investors who are not already shareholders?

If you are not already a shareholder of record, you must also make an initial investment of at least $250 or authorize automatic monthly withdrawals from your bank account of at least $25 for a minimum of ten consecutive months.

9.	How do I participate if my shares are held for me in the name of my bank or broker?

Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank nominee or trustee) may participate in the Plan by one of the following three ways.

•	Beneficial owners may participate by having at least one of their shares registered into their own names.
•

Beneficial owners can make arrangements for such participation with the broker or fiduciary institution in whose name the stock is registered without having to transfer any shares into their own names, if the broker or fiduciary institution agrees to provide such a service. In this case, it is the broker or fiduciary institution that becomes a participant in the Plan.

•

A beneficial owner can enroll in the Plan by completing an Account Authorization Form and making the initial investment that is required for investors who are not already shareholders (see Question 8).

When to Join the Plan

10.	When may I join the Plan?

You may join the Plan at any time. If you are a shareholder of record and have elected to have your cash dividends reinvested and the Account Authorization Form is received by the Plan Administrator before the record date for the payment of a dividend, then the dividend will be used to purchase additional shares of Common Stock for you. If the Account Authorization Form is received after the record date for a dividend, the reinvestment of dividends will not start until payment of the next dividend. Dividend payment dates for Common Stock dividends will generally be March 1, June 1, September 1 and December 1. Record dates will usually be about ten to fifteen days prior to the dividend payment dates.

Dividend Reinvestment

11.	How does dividend reinvestment work?

You will need to select one of three dividend reinvestment options offered through the Plan when you enroll. Your selection will apply to shares held in your Plan account and shares registered in your name. You can change your selection at any time by following the instructions given in Question 13.

Your three dividend reinvestment options are as follows:

•

Full Dividend Reinvestment. You can elect to automatically reinvest cash dividends paid on all shares then or subsequently held in physical certificate form registered in your name and all shares then or subsequently held in your Plan account, including fractional shares and shares purchased under the Plan, in shares of Common Stock.

•

Partial Dividend Reinvestment. You can elect to have a percentage from 10 percent to 90 percent, in increments of 10 percent, of the total number of shares then or subsequently held in physical certificate form registered in your name and then or subsequently held in your Plan account with respect to which you want cash dividends reinvested. The Plan Administrator will reinvest the cash dividends paid on the specified percentage in shares of Common Stock.

•

Optional Cash Investments Only. You can elect optional cash investments only. This means you will continue to receive, by check or direct deposit, cash dividends paid on shares then or subsequently held in physical certificate form registered in your name and held in your Plan account.

Regardless of your choice of dividend reinvestment option, you may make optional cash investments at any time.

Optional Cash Investments

12.	How do I make optional cash investments?

You can make optional cash investments by authorizing automatic monthly withdrawals from your designated United States bank account or by sending a check in U.S. funds payable to Shareowner Services at any time. You can vary your optional cash investments from a minimum of $25 per transaction up to a maximum of $15,000 per month. If you are not already a shareholder of record, your initial investment must be at least $250 or you must authorize automatic monthly withdrawals from your designated bank account of at least $25 for a minimum of ten consecutive months.

Check. When making optional cash investments by check, you must include a completed Transaction Request Form. A Transaction Request Form is attached to your account statement. You can also obtain a Transaction Request Form by contacting the Plan Administrator (see Question 4).

You should make your checks payable to Shareowner Services, include your account number on your check and refer to Black Hills Corporation. You should mail your check directly to the Plan Administrator at the address set forth in Question 4. The Plan Administrator will make every effort to process your investment for the next investment date, provided that it receives the funds no later than one business day prior to an investment date. Otherwise, the Plan Administrator will hold cash investments for investment on the next investment date (see Question 17). Do not mail checks to Black Hills Corporation.

Your check must be in U.S. dollars and drawn on a United States bank. If you live outside the United States, contact your bank to verify that they can provide you with a check that clears through a United States bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks through a non-United States bank. Please do not send cash.

You may obtain a refund of any cash investment upon request received by the Plan Administrator on or before the second business day prior to the date on which it is to be invested. However, the Plan Administrator will not make any refunds until it has actually collected the funds from any check.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell those shares. The Plan Administrator may sell other shares in the account to recover a $25.00 returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

Automatic Electronic Funds Transfer. In addition to making optional cash investments by check, you may authorize automatic monthly withdrawals from a designated United States bank account. With automatic monthly withdrawals, your bank account is debited five business days before the investment date. The investment date for funds received from automatic monthly withdrawals is the third Wednesday of each month or, if the third Wednesday is not a trading day, the next trading day following the third Wednesday of each month.

You will not receive any confirmation of the transfer of funds other than as reflected in your monthly Plan account statement and in your bank statement.

To authorize automatic monthly withdrawals from your designated United States bank account, new investors can go online or complete and sign the Automatic Investment Cash Withdrawal and Investment Service section of the Account Authorization Form and return it to the Plan Administrator together with a voided blank check or deposit slip for the account from which funds are to be transferred. Current participants can go online to authorize monthly automatic withdrawals. Your automatic funds transfers will begin as soon as practicable after the Plan Administrator receives your request.

You can stop the Automatic Cash Withdrawal and Investment Service by going online, by telephone if you have automated account access, or by writing to the Plan Administrator at the address shown in this prospectus (see Question 4).

Participants may change the designated account for automatic deduction or discontinue this feature by written instructions to the Plan Administrator.

To be effective with respect to a particular investment date, your change or termination request must be received by the Plan Administrator at least 15 business days prior to the investment date.

Changing Your Investment Options

13.	May I change my investment options under the Plan?

You may change your investment options at any time by contacting the Plan Administrator by telephone if you have automated account access, making the request online or completing and returning an Account Authorization Form (see Questions 26 and 27 regarding telephone and online transactions).

Source of Shares Offered

14.	What is the source of shares purchased under the Plan?

Shares purchased by the Plan Administrator under the Plan may come from:

•	our authorized but unissued shares of Common Stock,

•	shares of Common Stock purchased through the Plan Administrator on the open market, or
•	a combination of the foregoing.

Number of Shares to be Purchased

15.	How many shares will be purchased for me?

The number of shares of Common Stock purchased for you will depend on the amount of cash dividends being reinvested, if any, the amount of your optional cash investments, if any, and the purchase price per share for the applicable purchase date. Income tax withholding may be deducted from your cash dividend if you fail to give the Plan Administrator your Social Security Number or if you are a foreign shareholder (see Question 31). Both whole and fractional shares will be purchased, with the latter computed to three decimal places. Shares purchased, including fractional shares, will be credited to your Plan account.

Price of Shares

16.	What will be the price of shares of Common Stock purchased under the Plan?

If we elect to satisfy the requirements of the Plan with shares of Common Stock purchased on the open market, the price of such shares will be the weighted average price at which the Plan Administrator acquires the shares plus a brokerage commission and other fees. These commissions will generally be significantly lower than if you were to purchase stock in the open market through a broker.

If we elect to satisfy the requirements of the Plan with newly issued shares of Common Stock, the price of such shares will be 100 percent of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange – Composite Transactions on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next trading day the New York Stock Exchange is open. No shares of Common Stock will be sold under the Plan at less than their par value per share ($1.00).

When are Shares Purchased?

17.	When are shares purchased under the Plan?

The timing of purchases under the Plan depends on whether the Plan Administrator is reinvesting dividends or investing initial and optional cash investments.

Dividend Reinvestment. The Plan Administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

Initial and Optional Cash Investments. The Plan Administrator expects to invest initial and optional cash investments on (a) Wednesday of each week or, if Wednesday is not a trading day, the next trading day following Wednesday or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

The Plan Administrator expects to complete all purchases on the dividend payment date or investment date, but it will make all purchases within five business days of the dividend payment date or investment date, subject to any waiting periods required under applicable laws or stock exchange regulations.

The Plan Administrator will not be liable for any claim arising out of failure to purchase stock on a certain date or at a specific price. You bear this risk by participating in the Plan.

You will not earn interest on funds held by the Plan Administrator pending their investment in Common Stock. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain “Permitted Investments.” For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The Plan Administrator will retain any investment income from such investments and will bear the risk of loss from such investments.

Direct Registration

18.	What is Direct Registration?

We are a participant in the Direct Registration System (DRS). DRS is a method of recording shares in book-entry form. Book-entry means that your shares are registered in your name on the books of the Company without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can eliminate the risk and cost of storing certificates in a secure place; eliminate the cost associated with replacing lost, stolen, or destroyed certificates; and move shares electronically to your broker. Any future share transactions will be issued in book-entry form rather than physical certificates unless otherwise specified by the requester.

19.	Can I have my shares electronically transferred?

You may choose to have a portion or all of your full book-entry or Plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

How to Withdraw from the Plan

20.	When and how can I withdraw from the Plan?

You can terminate your participation in the Plan at any time by submitting the appropriate information on the Transaction Request Form attached to your account statement or by submitting a written request, which includes your account number and references “Black Hills Corporation” to the Plan Administrator. Your written request for termination should be signed by the authorized signers as it appears on their account statement. You may also terminate your participation in the Plan by telephone if you have automated account access (see Question 26).

If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan. Your written request for termination should be signed by authorized signers as it appears on their account statement.

The Plan Administrator must receive requests to terminate automatic monthly withdrawals from a bank account at least 15 business days prior to the scheduled investment date to ensure that your request is effective as to the next optional cash investment.

Upon termination of your participation in the Plan, the Plan Administrator will convert all your Plan shares to book-entry (DRS) or send you a certificate representing the number of whole shares in your Plan account and a check, less any applicable brokerage commissions and service fees, for your fractional share interest. If you request, the Plan Administrator will sell some or all Plan shares on your behalf. After the settlement of the sale, the Plan Administrator will send you a check, less the applicable brokerage commissions and service fees, and a DRS statement or a certificate representing any whole shares not sold. If no election is made in the request for termination, full Plan shares will be converted to book-entry (DRS) and a check will be issued for the fractional share, less any applicable brokerage commissions and service fees. In every case, the participant’s interest in a fractional share will be settled in cash at the current market price.

If submitting a request to sell all or part of your Plan shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

Withdrawal of Certificates

21.	Can I withdraw shares from my Plan account?

If you wish to remain in the Plan but withdraw certificates for full shares, you may do so at any time by returning the Transaction Request Form attached to your account statement to the Plan Administrator or by contacting the Plan Administrator by telephone (see Question 26). Any remaining whole or fractional shares will remain in your Plan account.

Withdrawal of the entire share balance from the Plan will be considered a termination. If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares. You may elect to re-enroll at any time by submitting a completed Account Authorization Form to the Plan Administrator.

Share Transfers and Gifts

22.	May I transfer Plan shares to another person?

You may transfer Plan shares to another person subject to compliance with any applicable laws. To do this, you must complete and sign a stock power and return the completed executed stock power to the Plan Administrator. Your signature on the stock power must be medallion guaranteed by an eligible financial institution. You can obtain a stock power online or by contacting the Plan Administrator by telephone.

To transfer shares to an existing account of a participant, provide the participant’s name and account number on the stock power. If the recipient is not already a participant in the Plan, you can instruct the Plan Administrator to open an account for the recipient. You can do this by submitting an Account Authorization Form and choosing a dividend reinvestment option for the recipient. You can also instruct the Plan Administrator to issue a share certificate in the recipient’s name.

The Plan Administrator will use the following guidelines to execute share transfers when specific instructions are not provided on the stock power form:

•	When transferring shares to a Plan participant, the Plan Administrator will transfer the shares to the participant’s existing account.
•	When transferring shares to a current shareholder not participating in the Plan, the Plan Administrator will issue a certificate in the shareholder’s name.

•

When transferring shares to a person who is not a current shareholder, the Plan Administrator will automatically open up an account for the person and enroll them in the Plan. The Plan Administrator will select the “Full Dividend Reinvestment” option for this account. The shareholder can change this dividend reinvestment option at any time (see Question 13).

23.	May I purchase shares for others?

You may purchase shares of Common Stock for others by making cash investments on their behalf. If the recipient is not already a participant in the Plan, you must have them complete an Account Authorization Form and return the completed form to the Plan Administrator together with either an initial investment of at least $250 or authorization for automatic monthly withdrawals of at least $25 for a minimum of ten consecutive months. If the participant is already a participant in the Plan, you can submit a check of at least $25 with the recipient’s account number and name on it.

Sale of Shares

24.	How can I sell shares in my Plan account?

You may request at any time that the Plan Administrator sell some or all of the shares held in your Plan account by completing a Transaction Request Form or submitting a written request, which includes your account number and references “Black Hills Corporation” to the Plan Administrator.

If the current market value of the shares requested to be sold is $25,000 or less, and you have previously authorized automated account access, you may sell Plan shares by contacting the Plan Administrator by telephone or requesting the sale online (see Questions 26 and 27). This limitation is set to help protect against unauthorized sales. In addition, the Plan Administrator, for any reason at its sole discretion and at any time, has the right to decline to process a telephone or online sale request and in its place require written submission of the sales request.

The Plan Administrator will make every effort to process your sale order on the next trading day following receipt of your properly completed request, provided that instructions are received before 5:00 p.m. Central Time. Sale requests involving multiple transactions may experience a delay. The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. You bear the risk by participating in the Plan.

The Plan Administrator will mail the proceeds from the sale of the shares, less applicable brokerage commissions and service fees, to you after settlement of the sale. You can choose to receive the proceeds from the sale by check payable to the name or names in which your Plan account is registered or to have the proceeds deposited directly into your United States bank account.

25.	Will I incur any expenses in connection with the sale of shares under the Plan?

The Plan Administrator charges a service fee of $15.00 per transaction and a broker commission of $0.15 per share sold. The Plan Administrator deducts these fees directly from the sale check or direct bank deposit.

Account Access

26.	May I execute transactions by telephone?

In order to conduct transactions by telephone, you will need to authorize automated access for your account and select a personal identification number for security purposes. You can obtain an Automated Request Authorization Form from the Plan Administrator (see Question 4). After you have authorized automated access, you will be able to:

•	Change your dividend reinvestment option
•	Change the dollar amount or terminate automatic monthly withdrawals from your bank account
•	Request a certificate for all or a portion of your whole Plan shares, if the current market value of the shares to be issued is $50,000 or less and
•	Sell all or a portion of your Plan shares, if the current market value of shares to be sold is $25,000 or less and you have a United States bank account.

27.	May I view my account information and execute transactions online?

The Plan Administrator maintains an internet web site at www.shareowneronline.com that allows you to view your account balance, stock values, dividend information, reinvestment details and other helpful information. You can use online access to:

•	Enroll in the Plan
•	Change your dividend reinvestment option
•	Authorize, change or terminate automatic monthly withdrawals from your bank account
•

Sell all or a portion of your Plan shares, if the current market value of the shares to be sold is $25,000 or less, you have an United States bank account and, for joint accounts, you have previously authorized automated account access and

•	Update your personal information.

28.	How do I establish online access?

To establish online access for online enrollment go to www.shareowneronline.com and click on “First Time Visitor Sign On” and follow the instruction’s provided. Participation in the Plan through the Plan Administrator’s online service is voluntary.

Stock Dividends, Splits and Rights Offerings

29.	What happens if Black Hills Corporation issues a stock dividend, declares a stock split, or has a rights offering?

If we have a stock dividend or a stock split, the Plan Administrator will credit your Plan account on the payable date with the number of shares of Common Stock distributable with respect to the Plan shares that you own as of the record date.

If you send a notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the Plan Administrator will not process the request until the stock distribution is credited to your Plan account.

In a rights offering, your entitlement will be based on your total holdings, including those credited to your Plan account. Rights applicable to shares credited to your Plan account, however, will be sold by the Plan Administrator. The proceeds will be credited to your Plan account and applied as an optional cash payment to purchase Common Stock on the next investment date. You may request, in writing, the Plan Administrator to issue a certificate for whole shares of Common Stock credited to your Plan account prior to the record date for any such rights offering, in which case you would receive such rights.

Federal Income Tax Consequences

30.	What are the Federal income tax consequences of participating in the Plan?

You have the same Federal income tax obligations with respect to your dividends as do holders of Common Stock who are not participating in the Plan. This means that reinvested cash dividends pursuant to the Plan will be taxable as having been received even though you do not actually receive them in cash.

As a general rule, the tax basis for shares or any fraction thereof credited to you under the Plan will be equal to the amount paid for the shares. The holding period for shares credited to you under the Plan commences the day following the credit of such shares to your account.

You will not realize any taxable income when you receive certificates for whole shares credited to your account under the Plan (for example, when you withdraw from the Plan or for other reasons request such certificates), but you will realize gain or loss upon the sale by you or the sale by the Plan Administrator of any share or fraction of a share held in your account, in an amount equal to the difference between the amount received for such shares and your tax basis in those shares sold.

The foregoing description is only a summary of certain federal income tax consequences of participation in the Plan and does not purport to be a complete description of the federal income tax consequences of participation in the Plan. The description may be affected by future legislation, Internal Revenue Service rulings and regulations, or court decisions. You are advised to consult with your own tax advisor as to the application of the foregoing summary of Federal income tax consequences to your own tax situation.

Foreign Shareholders

31.	What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, an amount equal to the dividends, less the amount of tax required to be withheld will be applied to the purchase of shares of Common Stock. The statement confirming purchases made for such foreign participants will indicate the net dividend payment reinvested.

Optional cash payments received from foreign shareholders in the form of a check must be in United States dollars and drawn on a United States bank and will be invested in the same manner as payments from other participants.

Voting of Shares

32.	How will shares held in my Plan account be voted at meetings of shareholders?

For each meeting of shareholders, you will receive proxy materials that allow you to vote your Plan shares by proxy. If you do not return the proxy or return it unsigned, none of your shares will be voted unless you vote in person.

Safekeeping Services

33.	May I deposit certificated shares in my account?

You may deposit Common Stock certificates in your possession with the Plan Administrator for safekeeping. Deposited shares represented by Common Stock certificates will be credited to your Plan account. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan.

You are responsible for maintaining your own records on the cost basis of certificated shares deposited with the Plan Administrator.

To use this service, you must send your certificates to the Plan Administrator, accompanied by the Transaction Request Form attached to your account statement. Do not endorse the certificates or complete the assignment section on the back of the certificates.

Because you bear the risk of loss when sending stock certificates through the mail, we recommend that you send them registered and insured for at least 2 percent of the current market value of the shares represented thereby.

34.	May shares remain on deposit if participation in the Plan is discontinued?

No. Upon withdrawal from the Plan, Participants must elect to receive their Plan Shares either in kind or in cash (see Question 20).

Fees and Expenses

35.	Will I incur any fees or expenses participating in the Plan?

You will pay no fees and expenses when purchasing newly issued shares either with reinvested dividends or optional cash payments. Participants will be required to pay an aggregate price reflecting brokerage commissions and other fees for shares purchased in the open market. These commissions will generally be significantly lower than if an individual were to purchase stock in the open market through a broker. If you terminate participation in the Plan and elect to have the Plan Administrator sell shares, you will pay a transaction charge plus brokerage commissions (see Question 25).

Fee Disclosure Table

Certificate Deposit	company paid
Certificate Issuance	company paid
Enrollment Fee	company paid

Investment Fees
via optional cash investment	company paid
via dividend reinvestment	company paid
purchase commission	participant paid

Sales Fees	participant paid
service fee	$15.00 per transaction
sales commission	$0.15 per share

Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item

Prior Year Duplicate Statements	$15.00 per year

Interpretation and Regulation

36.	Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as deemed desirable or necessary. We and the Plan Administrator will not be liable for any act done in good faith or for any omission to act in good faith including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt of written notice of the death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made, check clearing or fluctuations in the market value of our Common Stock.

You should recognize that we and the Plan Administrator cannot assure you of profits, or protect you against losses, on the shares purchased under the Plan.

You should be aware and are cautioned that this prospectus does not provide you with a guarantee regarding the frequency or amount of future dividends, which will continue to depend upon our future earnings, financial requirements and other factors.

The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or us.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any actions taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Modification and Discontinuation of Plan

37.	May the Plan be modified or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. Notification of any suspension, material modification or termination of the Plan will be sent to all affected participants in the Plan.

The Plan Administrator can terminate your participation in the Plan if you do not own at least one full share in your name or hold at least one full share through the Plan.

EXPERTS

The financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of Black Hills Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the adoption of new accounting standards and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference in this prospectus from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc. as experts in such matters.

We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2006 and as of December 31, 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference in this prospectus from the reserve report of Ralph E. Davis Associates, Inc., independent petroleum engineers, given on the authority of Ralph E. Davis Associates, Inc. as experts in such matters.

LEGAL OPINIONS

The validity of the Common Stock offered by this prospectus will be passed upon for Black Hills Corporation by Steven J. Helmers, Senior Vice President - General Counsel of Black Hills. Mr. Helmers owns, directly or indirectly, 27,002 shares of our common stock, and holds options to purchase an additional 19,110 shares.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the Common Stock offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Current Reports on Form 8-K filed on January 18, 2008, February 1, 2008, February 19, 2008, March 27, 2008, April 30, 2008 and May 1, 2008; and

•

The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Attention: Investor Relations

(605) 721-1700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

All amounts, which are payable by the Registrant, are estimates, except for the SEC fee.

SEC registration fee	$ 764
Legal fees and expenses	7,500
Accounting fees and expenses	10,000
Printing and shipping expenses	5,000
Transfer agent’s fees and expenses	75,000
Listing fee - NYSE	2,400
Total	$ 100,664

Item 15.  Indemnification of Directors and Officers.

Section 47-1A-851 of the South Dakota Codified Laws allows a corporation to indemnify any person who was, is, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines and reasonable expenses (including attorneys' fees) incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be, in the case of conduct in an official capacity, in the best interests of the corporation, and in all other cases, at least not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Unless ordered by a court, the corporation may not indemnify a director (a) in respect of a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct in Section 47-1A-851, or (b) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by reason of the fact that such person is or was serving or has agreed to serve as a director or officer of us or at our request of another corporation or entity, who acted in good faith and in a manner which such person reasonably believed to be within the scope of such person’s authority and in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe their conduct was unlawful, against liability incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. With respect to proceedings by or in our right to procure judgment in our favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. In addition, we have entered into specific agreements with our directors and officers providing for indemnification of such persons under certain circumstances.

Our Articles of Incorporation also eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director’s liability (a) for any breach of the director’s duty of loyalty to us or our shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions by directors in violation of the South Dakota Codified Laws, or (d) for any transaction for which the director received an improper personal benefit.

We carry directors’ and officers’ liability insurance to insure our directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item 16.  Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated by reference herein.

Exhibit Number	Description

4.1*	Restated Articles of Incorporation of the Registrant.

4.2**	Amended and Restated Bylaws of the Registrant.

4.3***	Form of Stock Certificate for Common Stock, Par Value $1.00 Per Share.

5	Opinion of Steven J. Helmers regarding the legality of the Common Stock.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Steven J. Helmers (included in Exhibit 5).

23.3	Consent of Cawley, Gillespie & Associates, Inc.

23.4	Consent of Ralph E. Davis Associates, Inc.

24	Power of Attorney (included on the signature page to this Registration Statement).

*	Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed on March 16, 2005, and incorporated by reference herein.
**	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 17, 2007, and incorporated by reference herein.
***	Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein.

Item 17.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota on May 6, 2008.

BLACK HILLS CORPORATION

By: /s/ David R. Emery
David R. Emery
Chairman of the Board, President
and Chief Executive Officer

Each of the undersigned officers and directors of Black Hills Corporation, a South Dakota corporation, hereby constitutes and appoints David R. Emery and Stephen J. Helmers, and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments and supplements) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David R. Emery David R. Emery	Director, Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer and acting interim principal financial and accounting officer)	May 6, 2008
/s/ David C. Ebertz David C. Ebertz	Director	May 6, 2008
/s/ Jack W. Eugster Jack W. Eugster	Director	May 6, 2008
/s/ John R. Howard John R. Howard	Director	May 6, 2008

/s/ Kay J. Jorgensen Kay S. Jorgensen	Director	May 6, 2008
/s/ Stephen D. Newlin Stephen D. Newlin	Director	May 6, 2008
/s/ Gary L. Pechota Gary L. Pechota	Director	May 6, 2008
/s/ Warren L. Robinson Warren L. Robinson	Director	May 6, 2008
/s/ John B. Vering John B. Vering	Director	May 6, 2008
/s/ Thomas J. Zeller Thomas J. Zeller	Director	May 6, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

4.1*	Restated Articles of Incorporation of the Registrant.

4.2**	Amended and Restated Bylaws of the Registrant.

4.3***	Form of Stock Certificate for Common Stock, Par Value $1.00 Per Share.

5	Opinion of Steven J. Helmers regarding the legality of the Common Stock.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Steven J. Helmers (included in Exhibit 5).

23.3	Consent of Cawley, Gillespie & Associates, Inc.

23.4	Consent of Ralph E. Davis Associates, Inc.

24	Power of Attorney (included on the signature page to this Registration Statement).

*	Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed on March 16, 2005, and incorporated by reference herein.
**	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 17, 2007, and incorporated by reference herein.
***	Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-101541), and incorporated by reference herein.